Exhibit 5.3

To: Medtronic Global Holdings S.C.A. 40, avenue Monterey, L-2163 Luxembourg (the “Addressee”) By e-mail Luxembourg, 29 September 2025

Re.: Medtronic Global Holdings S.C.A. acting through its managing general partner Medtronic GP S.à r.l.

Dear Sirs,

I.	Introduction

We have been appointed as legal counsel in the Grand Duchy of Luxembourg (“Luxembourg”) in order to provide you with this legal opinion with respect to the execution of the Transaction Documents (as defined in Schedule 1) under the laws of Luxembourg by Medtronic Global Holdings S.C.A., a corporate partnership limited by shares (“société en commandite par actions”), having its registered office located at 40, avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) under number R.C.S. Luxembourg B 191.129 (the “Company”), acting through its managing general partner Medtronic GP S.à r.l., a private limited liability company (“société à responsabilité limitée”), having its registered office located at 40, avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) under number R.C.S. Luxembourg B 294.668 (the “General Partner”), in connection with the Underwriting Agreement.

This legal opinion is issued by CM Law, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Bar as lawyers, having its registered office located at 68, rue Marie-Adélaïde, L-2128 Luxembourg, registered with the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) under number R.C.S. Luxembourg B 198.369, whose purpose is the exercise of the profession of lawyer in Luxembourg. Individuals that are involved in the services provided by or on behalf of CM Law cannot be held liable in any manner whatsoever.

This legal opinion addresses certain matters relating to the Transaction Documents and has been addressed to the Addressee only in connection with these matters. In this regard, we note that we have not advised the Addressee on the contents of the Transaction Documents and we have not assisted the Addressee in any way in relation to the negotiation of the Transaction Documents or the transactions contemplated thereby. We exceptionally accept addressing this legal opinion to the Addressee solely in relation to the matters expressly opined on herein, but, other than in relation to the matters expressly opined on herein, the giving of this legal opinion is not to be taken as implying that we owe the Addressee any duty of care in relation to the Transaction Documents, the transactions contemplated by the Transaction Documents or their commercial or financial implications.

Unless otherwise specified in this legal opinion, capitalized terms used but not defined shall have the meaning given in Schedule 1 hereto, which shall form an integral part of this legal opinion.

II.	Scope of the legal opinion

1.

This legal opinion is strictly confined to the specific matters of Luxembourg law and has been prepared without considering the implications of any laws of any jurisdictions other than Luxembourg and, accordingly, we express no opinion with regard to any systems of law other than the laws of Luxembourg. In particular, as Luxembourg qualified lawyers, we are not qualified nor in a position to assess the meaning and consequences of the terms of the Transaction Documents under the laws of the State of New York, United States of America and/or any other foreign applicable law and we have made no investigation into such laws as a basis of the opinions expressed hereafter and do not express or imply any opinion thereon, including but not limited to in relation to any implied terms, statutory provisions referred to therein or any other consequences arising from the entry into or performance under these Transaction Documents under such laws. Accordingly, our review of the Transaction Documents has been limited to the terms of such documents as they appear on the face thereof without reference to the laws of the State of New York, United States of America and/or any other foreign applicable law (other than Luxembourg law).

2.

This legal opinion is strictly limited to the matters stated herein and shall not be read as extending by implication to any matters not specifically referred to. Where an assumption is stated to be made in this legal opinion, we have not made any investigation with respect to the matters that are the subject of such assumption.

3.

We have, for the purpose of this legal opinion, solely examined the documents (drafts, originals, copies, translations or facsimile or electronic copies) that are listed in Schedule 1 hereto and referred to as the Examined Documents.

4.

We have not examined and express no opinion herein with respect to any matter which may result from any contractual obligations binding the Company and which may result from any contract, agreement, deed, undertaking or document or any matter in connection therewith of a contractual or legal nature, which is simply referred to in or annexed to the Examined Documents.

5.

We have not referred to or relied upon any documentation other than the Examined Documents and, other than having examined the Examined Documents, we have not made any inquiries or investigations other than those stated in this legal opinion and such other inquiries and investigations as we have deemed necessary to provide the opinions set forth herein.

6.	The declarations made in this legal opinion are stated and are only valid as at the date hereof.

7.

Other than inquiries and investigations stated in this legal opinion as we have deemed relevant and necessary to provide the opinions set forth herein, we are not responsible for (i) investigating and verifying the accuracy of the statements of fact, intention and representations and warranties contained in the Examined Documents, (ii) verifying that no material facts or contractual provisions have been omitted and (iii) verifying whether the parties thereto (which for the avoidance of doubt, includes the Company) or any of them have complied, or will comply with them and with the terms and conditions of any obligations binding upon them.

8.

We shall have no duty to inform the Addressee of any changes in Luxembourg law, in the legal status of the Company and/or the General Partner, or any other circumstance, occurring after the date of this legal opinion and which may affect the matters addressed herein.

9.	We express no opinion on any applicable licensing or similar requirements of the Company.

10.

We express no opinion in particular on public international law or on the rules of, or promulgated under, any treaty or by any treaty organisation or European law (save for rules implemented into Luxembourg law or directly applicable in Luxembourg), on tax (except to the extent expressly opined in this legal opinion), transfer pricing, regulatory, competition, accounting or administrative law, or as to the consequences thereof.

11.

In this legal opinion, unless otherwise specified, the terms “law”, “laws”, “legislation” and “regulation”, “Luxembourg law” and all other similar terms refer to all laws and regulations that are applicable as at the date hereof in Luxembourg, and deriving from laws enacted by the Luxembourg legislator and/or judgements and orders of Luxembourg courts as long as published.

12.

We do not give any opinion in particular (i) with respect to the compliance of the Company with Luxembourg accounting and tax laws (except to the extent expressly opined in this legal opinion) and (ii) with respect to the validity and enforceability of the Transaction Documents.

III.	Statements of legal opinion

On the basis of the Examined Documents and subject to the assumptions and qualifications set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is a corporate partnership limited by shares (“société en commandite par actions”) incorporated and existing under the laws of Luxembourg, for an unlimited duration.

2.	The General Partner is a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, for an unlimited duration.

3.

Based solely on the Certificates of Non Inscription of a Judicial Decision and the Extracts, the Company and the General Partner have not been declared bankrupt or wound-up (in the meaning of voluntary or judicial or administrative dissolution and/or liquidation) or applied for the benefit of a judicial reorganization proceeding (“procédure de réorganisation judiciaire”) and debt write-off (“effacement de dettes”) or moratorium of payments (“sursis de paiement”) and no registration of any judicial decision in relation to the appointment of an interim receiver (“administrateur provisoire”) or receiver (“séquestre”) of the Company or the General Partner, or in relation to any bankruptcy proceedings, arrangement with creditors, or other similar proceedings from jurisdictions other than Luxembourg under the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings has been made with the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”).

4.	The Company has the corporate capacity (i) to execute the Transaction Documents and (ii) to perform its relevant obligations under the Transaction Documents.

5.	The Company has taken all necessary corporate actions to authorize (i) the execution of the Transaction Documents and (ii) the performance of its obligations under the Transaction Documents.

6.	The Transaction Documents have been duly executed by the Company.

7.

Under Luxembourg law, no consent, approval or authorization by, no notice to or filing with, any public authority in Luxembourg is necessary for (i) the execution or performance by the Company of the Transaction Documents or (ii) to ensure that the Transaction Documents are admissible in evidence.

8.

(i) The execution and (ii) the performance of the Transaction Documents by the Company do not violate (a) its Articles of Association, (b) the Luxembourg law dated 10 August 1915 concerning commercial companies, as amended on the date hereof, (c) the international mandatory Luxembourg law (“ordre public international / lois de police”) and (d) any other Luxembourg laws applicable to the Transaction Documents.

9.

The choices of law as the laws governing the contractual obligations created by and contained in the Transaction Documents and submission to jurisdiction provisions contained in the Transaction Documents are valid and will be upheld and recognized by the Courts of Luxembourg.

10.

A final and conclusive judgment obtained against the Company in any federal or state court in the United States with respect to the Transaction Documents, will be enforced by a Luxembourg Court subject to the provisions of Articles 678 et seq. of the Luxembourg new code of civil procedure (“nouveau code de procédure civile”) and provided that an action for exequatur is brought before the Luxembourg District Court (“Tribunal d’Arrondissement de et à Luxembourg”).

11.

The Company is not entitled to claim for itself or any of its assets, revenues or properties any right of immunity from the jurisdiction of any court in Luxembourg or from any legal proceedings taken in Luxembourg under or in respect of the Transaction Documents (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

12.

The statements in the sections of the Preliminary Prospectus Supplement and the Final Prospectus Supplement headed “Certain Tax Considerations - Luxembourg Tax Considerations” and “Risk Factors - Risks Related to the Notes - The terms and enforcement of the guarantee by Medtronic Luxco may be subject to limitations under Luxembourg law” along with the section of the Registration Statement headed “Service of Process and Enforcement of Liabilities - Luxembourg”, to the extent that they constitute a general summary of certain matters of Luxembourg law, fairly summarise the matters described therein in all material aspects.

13.

No proceeding in Luxembourg is pending or threatened against the Company and the General Partner that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the execution, delivery or performance of any of the Transaction Documents or the consummation of any of the transactions contemplated hereby.

IV.	Assumptions

In rendering this legal opinion, we have, without verification or other enquiry, assumed:

1.

The genuineness of all signatures, the authenticity, completeness and accuracy of all the Examined Documents as originals, and the conformity with original documents of all Examined Documents submitted to us as copies, electronic or facsimile copies hereof.

2.	That the persons who were purported to sign the Examined Documents have effectively signed them.

3.

The legal capacity of the individuals, and the authority of the individuals (other than those acting on behalf of the General Partner acting as managing general partner of the Company) who have executed any of the Examined Documents (either on their behalf or as representative of another person or entity).

4.

That the obligations created under or pursuant to the Transaction Documents constitute legal, valid, binding obligations of each of the parties enforceable against the respective parties thereto in accordance with their terms, under all applicable laws (except to the extent expressly opined therein under Luxembourg law).

5.

That all the necessary corporate and other actions have been taken in order to allow each of the parties to the Transaction Document (other than the Company regarding necessary corporate actions) to validly execute the Transaction Documents and to perform its respective obligations thereunder.

6.

That there is no contractual or other prohibition prohibiting the Company from entering into and performing its obligations under the Transaction Documents; and that each of the parties to the Transaction Documents is not or will not be, by reason of the performance of the Transaction Documents, in breach of any of its obligations under any previous contractual arrangements.

7.

That each of the parties to the Transaction Documents (other than the Company) is a validly existing entity with the capacity and power and authority to enter into, execute, deliver and perform the Transaction Documents and all obligations thereunder, in compliance with all requisite corporate action and documents governing such entity.

8.	That the manner of execution of the Transaction Documents is valid and effective under any law which may be applicable according to the place of execution (other than Luxembourg law).

9.

That all contractual obligations created under or pursuant to the Transaction Documents are executed and will be performed in good faith by the parties thereto (which, for the avoidance of doubt, includes the Company) and without committing any fraud or cheating.

10.

That the choices of law to govern the Transaction Documents and the submission by the parties to the Transaction Documents to the Courts referred to therein with regard to any disputes thereunder, is valid and binding under the laws of any applicable jurisdiction (other than Luxembourg) and that such choices of law and submissions to jurisdiction would be recognised and given effect by the Courts of any applicable jurisdiction (other than Luxembourg).

11.

That none of the Examined Documents has been amended, supplemented, replaced (including appointment of any other agent for the same mission), renounced, terminated or varied, nor has been revoked as at the date hereof.

12.

That any consents, approvals, registrations, licenses or other actions by or with any governmental authority required to be obtained or made by the parties in any such jurisdiction other than by the Company in Luxembourg in order to execute, deliver or perform such Examined Documents have been or will be obtained or made at the appropriate times.

13.

That since 25 September 2025, no petition has been filed with a Court for the opening of winding-up (in the meaning of dissolution and/or liquidation), bankruptcy, suspension of payments or similar proceedings against the Company and the General Partner; and that the Company and the General Partner have not been granted a suspension of payments or declared bankrupt or been subject to any similar procedure (which includes, without however limitation, judicial reorganization proceeding (“procédure de réorganisation judiciaire”), debt write-off (“effacement de dettes”) or moratorium of payments (“sursis de paiement”)), that no interim administrator (“administrateur provisoire”) or receiver (“séquestre”) has been appointed with respect to the Company and the General Partner; and that no decision in relation to any bankruptcy proceedings, arrangement with creditors, or other similar proceedings from jurisdictions other than Luxembourg under the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings has been made and/or filed with the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) with respect to the Company and the General Partner.

14.	That the information contained in Examined Documents is complete, correct and accurate at the date hereof.

15.

That no proceedings have been instituted or injunction granted against the Company, which might restrain it from (i) entering into and executing the Transaction Documents and (ii) performing any of its obligations under the Transaction Documents.

16.	That the Company and the General Partner have their effective place of management and control in Luxembourg.

17.

That the centre of main interests of the Company and the General Partner within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings is located at the place of their registered office in Luxembourg and the Company and the General Partner have no establishment outside Luxembourg.

18.

That the transactions envisaged and provided for in the Transaction Documents are in the best corporate interest of the Company, conducive to the attainment of the corporate objects of the Company and not disproportionate to its financial means and the benefits derived therefrom.

19.

That each of the transactions entered into pursuant to, or in connection with, the Transaction Documents and all payments and transfers made by, on behalf of, or in favour of, the Company are made at arm’s length.

20.

That the Company will remain, at any time, a Luxembourg tax resident for Luxembourg tax purposes and should not be viewed as being a resident or as having a permanent establishment, to which the payments under the Transaction Documents are attributable or can be attributed, in any other jurisdiction.

21.	That there will be no offer or resale of securities to the public within the territory of the Grand Duchy of Luxembourg in connection with the Transaction Documents.

V.	Qualifications

This legal opinion is subject to the following qualifications:

1.

In this legal opinion, some Luxembourg legal concepts are expressed in English terms and not in their original French terms. Terms and expressions of law and of legal concepts as used in this legal opinion have the meaning attributed to them under the laws of Luxembourg and this legal opinion should be read and understood accordingly. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This legal opinion may, therefore, only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Luxembourg law and be brought before a Luxembourg Court.

2.	Translation into French or German language from all or from part of the Examined Documents may be required by a Luxembourg Court in any proceedings where the Examined Documents might be produced.

3.

Any enforcement of an obligation arising from the Transaction Documents against the Company or the General Partner, would be subject to any applicable bankruptcy, insolvency and any other similar Luxembourg procedures relating to or affecting the enforcement or protection of creditors rights and remedies.

4.

Payments made, as well as other transactions (listed in the pertinent Section of the Luxembourg Code of Commerce) concluded or performed, during the so-called suspect period (“période suspecte”) which is fixed by the Luxembourg Court and dates back (not more than) 6 months as from the date on which the Luxembourg Court formally adjudicates a person bankrupt, and, as for specific payments and transactions, during an additional period of ten days before the commencement of such period, are subject to cancellation by the Luxembourg Court.

In particular but not exhaustively,

a.

Article 445 of the Luxembourg Code of Commerce sets out that, during the suspect period and an additional period of ten days preceding the suspect period fixed by the Court, specified transactions (e.g., the granting of a security interest for past debts; the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any other means than in cash or by bill of exchange; the sale of assets without consideration or for materially inadequate consideration) must be set aside or declared null and void, as the case may be, if so requested by the insolvency receiver;

b.

Article 446 of the Luxembourg Code of Commerce states that payments made for matured debts as well as other transactions concluded for consideration during the suspect period are subject to cancellation by the Court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge by such parties having received such payments or having concluded transactions with the bankrupt, of the bankrupt’s cessation of payments; and

c.

Regardless of the suspect period, Article 448 of the Luxembourg Code of Commerce and article 1167 of the civil code (“actio pauliana”) give the creditor the right to challenge any fraudulent payments and transactions made prior to the bankruptcy, without limitation of time.

5.

In accordance with Article 451 of the Luxembourg Code of Commerce interests accrued after the opening of insolvency proceedings would not be recovered by unsecured creditors, whereas the beneficiary of a guarantee is considered as an unsecured creditor.

6.

Certain privileges, such as the privileges of the Luxembourg tax authorities or social security institutions over certain specific assets, may take precedence over any security or privileges of other creditors of the Company.

7.

We express no opinion as to the availability under Luxembourg law or before a Luxembourg Court of remedies other than those culminating in an award of monetary compensation. It means that obligations will not necessarily be enforced in all circumstances in accordance with their terms and that they will give rise in any case to specific performance.

In particular:

a.	certain types of remedies (such as specific performance or injunctive relief) may not be available to persons seeking to enforce provisions of an agreement; and

b.

enforcement of an obligation may be invalidated on the grounds of fraud, lack of consent (mistake, duress, misrepresentation), illegal consideration, uncertainty of the object, incapacity and “force majeure”.

8.	With respect to the opinion expressed in statement 9. of Section III above the Luxembourg Courts would not apply a chosen foreign law if that choice was not made “bona fide” and if:

(i)	the foreign law were not pleaded and proved; or

(ii)	if pleaded and proved, such foreign law would be contrary to the mandatory provisions of Luxembourg law or manifestly incompatible with Luxembourg international public policy.

9.

A contractual provision allowing the service of process against the Company to any other party appointed to such effect could be overridden by Luxembourg statutory provisions allowing the valid service of process against the Company in accordance with applicable laws at its registered office.

10.

The enforcement of a final judgement rendered by any federal or state court in the United States by a Luxembourg Court shall require that recognition and enforcement proceedings be conducted before the Luxembourg Courts pursuant to the relevant applicable provisions of Luxembourg procedural law, in particular where any enforcement measure against assets located in the territory of Luxembourg is sought.

As there is no system of reciprocal enforcement in Luxembourg in relation to judgments made in any federal or state court in the United States a final judgment of any federal or state court in the United States, which would be referring to any action or proceedings relating to the Transaction Documents, will be enforced in Luxembourg pursuant to the provisions of Articles 678 et seq. of the Luxembourg new code of civil procedure (“nouveau code de procédure civile”), provided that an action for exequatur is brought before the Luxembourg District Court (“Tribunal d’Arrondissement de et à Luxembourg”) and provided that:

•	such judgment is enforceable in such federal or state court in the United States where the judgment was rendered;

•

any federal or state court in the United States that rendered the judgment had jurisdiction according to Luxembourg principles of conflict of jurisdiction and, in particular, that Luxembourg Courts had not exclusive jurisdiction over the case at hand;

•	any federal or state court in the United States that rendered the judgment has complied with its national jurisdiction rules;

•

the judgment rendered by any federal or state court in the United States is not inconsistent, in respect of the determination of the competent Court and of the applicable law, with the solution that a Luxembourg Court would have found in application of the laws determined pursuant to the Luxembourg principles of conflict of laws (although some first instance decisions rendered in Luxembourg – which have not been confirmed by the Court of Appeal – tend to disapply this condition);

•	any such federal or state court in the United States complied with its national order of procedure and, in particular, with the rights of the defendant; and

•	the enforcement of such judgment does not contravene the mandatory provisions of Luxembourg law and Luxembourg international public policy.

11.

The mandatory provisions of Luxembourg law and the Luxembourg international public policy order is not legally confined but rather fluctuates with related Luxembourg case law and we do not provide any opinion in relation thereto.

12.

Any judgment awarded in the Courts of Luxembourg may be expressed in a currency other than the euro or the euro equivalent at the time of judgment or payment. However, any obligation to pay a sum or money in any currency other than the euro will be enforceable in Luxembourg in terms of the euro only.

13.

Interest may not accrue on interest that is due on capital, unless such interest has been due for at least one year and subject to the conditions set forth in Article 1154 of the Luxembourg Civil Code. A Luxembourg Court might consider the rule under Article 1154 of the Luxembourg Civil code to be a point of international public policy that would set aside the relevant foreign governing law.

14.	No opinion is expressed as to the validity and enforceability of provisions whereby interest on overdue amounts or other payment obligations shall continue to accrue or subsist after judgement.

15.	Any provisions granting to a party the right to recover its enforcement and other legal costs and expenses may not necessarily be given effect by a Luxembourg Court.

16.

Any provisions of the jurisdiction clauses whereby the taking of proceedings in one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction, whether concurrently or not, might not be entirely enforceable in a Luxembourg Court. If proceedings were previously commenced between the same parties and on the same grounds as the proceedings in Luxembourg, a plea of pendency might be opposed in the Luxembourg Court and proceedings either stayed pending the termination of the proceedings abroad or dismissed, as the case may be.

17.

Notwithstanding the foreign jurisdiction clause, Luxembourg Courts would have in principle jurisdiction for any conservatory or provisional action in connection with assets located in Luxembourg and such action would most likely be governed by Luxembourg law.

18.

A power of attorney or mandate (“mandate”), as well as any other agency provisions (including but not limited to, powers of attorney and mandates expressed to be irrevocable) granted and all appointments of agents by the Company, explicitly or by implication, will terminate by law and without notice upon the occurrence of insolvency events affecting the relevant Luxembourg principal and, under Luxembourg law, may be capable of being revoked by the Company despite they being expressed to be irrevocable.

19.

The Certificates of Non Inscription of a Judicial Decision only reflect whether a judicial decision according to which the Company and the General Partner are subject to judicial proceedings or administrative decision according to which the Company and the General Partner are subject to administrative dissolution without liquidation has been registered with the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) on 25 September 2025. It cannot be excluded that a judicial or administrative decision (for example a decision opening an insolvency proceedings) against the Company and the General Partner has been taken but does not appear in the Certificates of Non Inscription of a Judicial Decision. The registration of a matter required to be registered under the law dated 19 December 2002 on the Luxembourg Trade and Companies’ Register and accounting of undertakings, as amended, must be requested by the relevant person at the latest one month after the occurrence of the event subject to registration; as a consequence (i) a delay may exist between the moment a judicial or administrative decision has been rendered and is effective and the registration thereof in the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”), and (ii) it cannot be excluded that no registration has occurred in the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) within the period of one month if the request for registration has not been and is not made by the relevant person(s); as a consequence the Certificates of Non Inscription of a Judicial Decision are not conclusive as to the opening and existence or not of judicial or administrative decisions or judicial or administrative proceedings and, as to whether or not a petition or request for any of the judicial or administrative proceedings has been presented or made. The same shall apply mutatis mutandi for the Extract.

20.	This opinion is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws.

21.

The registration of the Transaction Documents (and any documents in connection therewith) with the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg may be required should the Transaction Documents (and any documents in connection therewith) be produced before an official Luxembourg authority (autorité constituée), attached as an annex to a deed (annexés à un acte) that itself is subject to mandatory registration, or deposited in the minutes of a notary (déposés au rang des minutes d’un notaire). In such cases, a nominal registration duty or an ad valorem duty may be payable, depending on the nature of the document to be registered or produced, or in the case of voluntary registration.

VI.	Benefit of opinion

This legal opinion is delivered to the Addressee in such capacity attributed to them under the Transaction Documents and its successors and assigns and is only for its use. It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save that it may be disclosed without such consent to:

a)

any person to whom disclosure is required to be made by applicable law or Court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings;

b)

those persons (such as the officers, employees, auditors and professional advisers) of the Addressee who, in the ordinary course of business of the business of the Addressee, have access to their papers and records or are entitled by law to see them;

c)	any affiliate of the Addressee and the officers, employees, auditors and professional advisers of such affiliate;

d)	as otherwise required by law,

on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance and (ii) we do not assume any duty or liability to any person to whom such disclosure is made.

We consent to the filing of this legal opinion with the United States Securities and Exchange Commission as an exhibit to be incorporated by reference into the Registration Statement (as defined below).

The Company may refer to CM Law giving this legal opinion under the heading “Legal Matters” in the related preliminary prospectus supplement and the final prospectus supplement included in the Registration Statement.

VII.	Applicable law and jurisdiction

As stated in paragraph II. 1, this legal opinion herein is exclusively based upon, governed by and shall be construed in accordance with the laws of Luxembourg effective on the date hereof.

Luxembourg Courts shall have exclusive jurisdiction to settle any dispute, proceeding, suit or action that may arise out of or be in connection with this legal opinion.

[Remainder of page intentionally left blank – Signature page follows]

Yours faithfully,

For CM Law

/s/ Raphaël Collin
Raphaël Collin
Avocat à la Cour

SCHEDULE 1:

List of Examined Documents

1.	A .pdf copy of the updated articles of association of the Company as at 23 April 2025 (the “Articles of Association”);

2.	A .pdf copy of the incorporation deed of the General Partner dated 7 March 2025 including the articles of association of the General Partner;

3.	An extract issued by the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) pertaining to the Company dated 26 September 2025 (the “Extract 1”);

4.

An extract issued by the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) pertaining to the General Partner dated 26 September 2025 (the “Extract 2” and together with the Extract 1 the “Extracts”);

5.

A certificate of non-inscription of a judicial decision or of administrative dissolution without liquidation issued by the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) pertaining to the Company dated 26 September 2025 (the “Certificate of Non Inscription of a Judicial Decision 1”);

6.

A certificate of non-inscription of a judicial decision or of administrative dissolution without liquidation issued by the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) pertaining to the General Partner dated 26 September 2025 (the “Certificate of Non Inscription of a Judicial Decision 2” and together with the Certificate of Non Inscription of a Judicial Decision 1 the “Certificates of Non Inscription of a Judicial Decision”);

7.	A pdf. copy of the executed minutes of the meeting of the board of managers of the General Partner acting as managing general partner of the Company held on 12 September 2025;

8.	A pdf. copy of the written action of authorized officer of the Company dated 15 September 2025;

9.

A pdf. fully executed copy of the base prospectus dated 3 March 2023, as supplemented by a preliminary prospectus supplement to prospectus dated 3 March 2023 and as supplemented by a final prospectus supplement to prospectus dated 3 March 2023;

10.	A pdf. fully executed copy of the formalities certificate issued by the Company dated 29 September 2025;

11.

A pdf. fully executed copy of the New York law governed base indenture dated 10 December 2014, between Medtronic, Inc. and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association (the “Indenture Trustee”), as supplemented by the New York law governed second supplemental indenture dated 26 January 2015, between Medtronic plc and the Indenture Trustee, the New York law governed third supplemental indenture dated 26 January 2015, between the Company and the Indenture Trustee, the New York law governed fourth supplemental indenture dated 22 February 2023, between Medtronic, Inc. and the Indenture Trustee and the New York law governed fifth supplemental indenture dated 3 June 2024, among Medtronic, Inc., Medtronic plc, the Company, the Indenture Trustee and U.S. Bank Europe DAC, UK Branch (formerly known as Elavon Financial Services DAC, UK Branch) (the “Indenture”);

12.	A pdf. fully executed copy of the New York law governed sixth supplemental indenture to the Indenture dated 29 September 2025;

13.

A pdf. fully executed copy of the New York law governed underwriting agreement between Medtronic, Inc., as issuer, Medtronic plc and the Company, as guarantors, and Deutsche Bank AG, London Branch and Goldman Sachs & Co. LLC, as representatives of the several underwriters listed in such agreement, dated 15 September 2025 (the “Underwriting Agreement”); and

14.	A pdf. copy of the registration statement on Form S-3 (File No. 333-270272) as filed with the Securities and Exchange Commission on 3 March 2023 (the “Registration Statement”).

The documents listed in items 11. to 14. (both inclusive) shall be referred to as the “Transaction Documents”.

The documents listed in items 1. to 14. (both inclusive) shall be referred to as the “Examined Documents”.